Exhibit 99.1

Total System Services, Inc.
One TSYS Way	+1.706.649.2307
Post Office Box 2567	+1.706.649.5740
Columbus GA 31902-2567	www.tsys.com

For immediate release:

Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Announces Agreement to Acquire ProPay

Move will give TSYS mobile and self-enrollment capabilities

for small and micro-merchants

COLUMBUS, Ga., Nov. 15, 2012 — TSYS (NYSE: TSS) announced today that it has signed an agreement to acquire ProPay®, a Lehi, Utah-based company, that provides simple, secure and affordable payment solutions for organizations ranging from small, home based entrepreneurs to multi-billion dollar enterprises.

Founded in 1997, ProPay currently processes for approximately 250,000 small and micro-merchants, with a strong footprint among Direct Selling Entities (DSEs). It offers merchants self-enrollment, instant activation and simplified pricing to begin accepting payments anytime or anywhere — online and offline. ProPay offers a mobile payment acceptance dongle — branded as ProPay JAKTM — that attaches to smart phones and tablets to securely process payments and encrypt data.

“The acquisition of ProPay is another step in our long stated goal of becoming a top 10 global acquirer that delivers innovative products,” said Philip W. Tomlinson, chairman of the board and chief executive officer, TSYS. “The move positions TSYS to capitalize on the explosive growth of mobile and more effectively compete in the small and micro-merchant segment.”

“We have been a long-standing TSYS customer and it has been an excellent partnership. We are well acquainted with their team, offerings and culture, and know this will be a great fit for our customers and team,” said Gary Goodrich, chief executive officer and director, ProPay. “We are focused on expanding and accelerating the growth of our business in the U.S. and International markets, now with the power and reputation of the TSYS brand.”

The transaction is expected to close in late 2012, pending regulatory approvals and customary closing conditions. Upon closing, ProPay will become a wholly owned subsidiary of TSYS and maintain its location in Lehi, Utah. Terms of the deal are not being disclosed. Financial Technology Partners LP and FTP Securities LLC (together “FT Partners”) acted as exclusive financial and strategic advisors to ProPay and its Board of Directors in this transaction.

—more—

2012

TSYS Announces Agreement to Acquire ProPay /p. 2

About ProPay

Since 1997, ProPay has provided simple, secure, and affordable payment solutions for organizations ranging from the small, home-based entrepreneur to multi-billion-dollar enterprises. ProPay is a leading provider of complete End-to-End Payment Security solutions designed to significantly reduce the client organization’s risk of having sensitive payment data compromised. ProPay is the recipient of the prestigious 2010 ETA ISO of the Year award. ProPay is privately held company, headquartered in Lehi, Utah. For information, visit www.propay.com.

About TSYS

At TSYS, (NYSE: TSS), we believe payments should revolve around people — not the other way around. We call this belief “People-Centered PaymentsSM.” By putting people at the center of every decision we make, with unmatched customer service and industry insight, TSYS is able to support financial institutions, businesses and governments in more than 80 countries. Offering merchant payment-acceptance solutions as well as services in credit, debit, prepaid, mobile, chip, healthcare and more, we make it possible for those in the global marketplace to conduct safe and secure electronic transactions with trust and convenience.

TSYS’ headquarters are located in Columbus, Georgia, with local offices spread across the Americas, EMEA and Asia-Pacific. TSYS provides services to more than half of the top 20 international banks, is a Fortune 1000 company and was named one of the 2012 World’s Most Ethical Companies by Ethisphere magazine. For more information, please visit us at www.tsys.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about the benefits of the acquisition and the expected timing for closing the acquisition. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to known and unknown risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements, including, but not limited to: (i) the acquisition may disrupt TSYS’ current business operations and TSYS may not be able to successfully manage growth; (ii) TSYS may not be able to retain key personnel; (iii) customers may not react favorably to the acquisition; and (iv) the expected closing date of the acquisition may be delayed and the acquisition may not close. For further information regarding the risks associated with TSYS’ business, please refer to TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

###

2012